Titan International, Inc.
2701 Spruce Street
Quincy, IL 62301
INVESTOR CONTACT:
Todd Shoot
Treasurer & VP, Investor Relations
217-221-4416

FOR IMMEDIATE RELEASE
Friday, February 23, 2018

Titan International, Inc. Reports Fourth Quarter 2017 Net Sales of $376.0 Million,
Up 22 Percent YOY

Quarter Highlights

•	Net sales increased $68.7 million (+22% YOY)

•	Gross profit increased $3.4 million (+11% YOY). After adjusting for the asset impairment noted below, gross profit increased $13.3 million (+42% YOY)

•	SG&A expenses were down $2.2 million (-6% YOY) to $35.1 million (9.3% of net sales) compared to prior year of $37.3 million (12.1% of net sales)

•	Loss from operations was $(4.9) million. After adjusting for the asset impairment, income from operations was $5.0 million (+$14.7 million YOY)

•	EPS was $(0.55), while adjusted EPS was $(0.10), (+$0.15 YOY on an adjusted basis)

•	An asset impairment of $9.9 million was recorded relating to a previously announced fire at Titan Tire Reclamation Corporation

•	Cash and cash equivalents were $143.6 million at the end of the quarter

QUINCY, ILLINOIS, February 23, 2018 - Titan International, Inc. (NYSE: TWI), a leading global manufacturer of off-highway wheels, tires, assemblies, and undercarriage products, today reported results for the fourth quarter and year ended December 31, 2017.

Net sales for the fourth quarter of 2017 were $376.0 million. This is an increase of 22 percent when compared to net sales of $307.3 million for the fourth quarter of 2016 and the fourth consecutive quarter of year-over-year double digit increases. Net loss applicable to common shareholders for the fourth quarter of 2017 was $32.7 million, versus $14.7 million in the fourth quarter of 2016.

Net sales for the full year 2017 were $1,468.9 million, an increase of 16 percent when compared to $1,265.5 million in 2016. Net loss applicable to common shareholders for the full year 2017 was $66.4 million, versus $47.2 million for 2016.

Paul Reitz, President and Chief Executive Officer, commented, "Our fourth quarter results continue to reflect the strengthening of our end-markets as well as the improvements we’ve made within the Titan organization. This quarter marks the fourth consecutive quarter of significant year-over-year growth in Titan's net sales.

Our net sales grew more than 22 percent for the quarter, with this growth experienced in all segments and regions. During each quarter in 2017, we have seen net sales increase double digits when compared to the same period in the previous year. 2017 was also the first year since Titan became a public company in 1993, during which we experienced sequential growth each quarter throughout the year. Our recent strategic investments continue to pay off with added business, which is encouraging as we begin 2018.

"As a result of the previously announced September, 2017, fire at our Titan Tire Reclamation Corporation (TTRC) facility located in Fort McMurray, AB, we recorded a net asset impairment charge or loss of $9.9 million during the fourth quarter as a result of the damage caused by the fire. Titan carries both casualty and property insurance for this facility and the equipment, as well as business interruption insurance. The asset impairment amount was partially offset by an initial $1.6 million of insurance advances received to-date. We anticipate receiving additional insurance proceeds and will reflect such proceeds in our results once the cash is received.

"On the strength of increased volume during the quarter, after adjusting for the asset impairment, we realized a 42 percent gross profit improvement during the fourth quarter over the same quarter of last year. Our adjusted gross margin in the fourth quarter of 2017 increased 164 basis points over the comparable prior year period to 12 percent of net sales, which was the highest of any quarter during 2017. After adjusting for the asset impairment, operating profit of $5 million reflects our highest performance since the second quarter of 2015 and the best fourth quarter since 2011. Adjusted EBITDA for the quarter increased by $15.0 million year-over-year to $22.1 million, which was more than three times the amount in the fourth quarter last year. The fourth quarter has historically been our weakest quarter, but the current quarter deviated from that historical pattern and resulted in an increase in our adjusted EBITDA sequentially from the third quarter.

"Our One Titan team has been resilient as we battled through the cyclical downturn and it’s great to see our efforts generate a strong 2017 backed by all of our business units posting solid revenue growth. In general, we’re encouraged by the signs of stronger end-markets providing tailwinds into 2018, as evidenced by the strong note on which our North American, European Wheel, and Undercarriage businesses finished 2017. Overall, on a global basis, we are seeing further stability and improvement in orders which leads us to remain cautiously optimistic as we begin 2018.”

James Froisland, Chief Financial Officer and Chief Information Officer, commented, "Selling, general and administrative (SG&A) expenses continued the downward trend during the quarter with our SG&A expenses declining approximately $2.2 million on a year-over-year basis despite an increase in net sales of more than 22 percent. On a percentage basis, this amount represented approximately 9 percent of net sales during the quarter, compared to 12 percent of net sales during the comparable prior year quarter.

"During the quarter, we announced and completed the refinancing of our $400 million principal amount senior secured notes which were due in 2020. These new notes mature in 2023 and are subject to an interest rate of 6.50 percent, which is lower than the rate of the refinanced notes. This refinancing should provide both the liquidity and the flexibility to meet our needs for the foreseeable future.”

Summary of Operations

Net sales for the fourth quarter ended December 31, 2017, were $376.0 million, up 22 percent from $307.3 million in the comparable prior year period. Overall net sales volume was up 16 percent with higher volume across all segments. Favorable changes in price/mix and currency translations each contributed another three percent increase to net sales.

Net sales for the year ended December 31, 2017, were $1,468.9 million, up 16 percent from $1,265.5 million in the comparable prior year period. Overall net sales volume was up 12 percent with higher volume across all segments and geographies. Favorable currency translations increased net sales by three percent and favorable change in price/mix contributed another one percent to net sales.

Gross profit for the fourth quarter ended December 31, 2017, was $35.3 million, compared with $31.9 million in the comparable prior year period. Gross margin was 9.4 percent of net sales for the latest quarter, compared with 10.4 percent of net sales in the comparable prior year period. During the fourth quarter of 2017, the company recorded an asset impairment of $9.9 million related to a fire at one of its subsidiaries. Excluding the asset impairment, gross profit for the fourth quarter of 2017 would have been $45.2 million, or 12.0 percent of net sales. After adjusting for the asset impairment, the increase in gross profit as a percentage of net sales was driven largely by increased volumes across all segments with the Earthmoving/Construction segment increasing the most.

Gross profit for the year ended December 31, 2017, was $158.3 million, up 14 percent from $138.9 million in the comparable prior year period. Gross margin was 10.8 percent of net sales for 2017, compared with 11.0 percent of net sales for the comparable prior year period. During the fourth quarter of 2017, the company recorded an asset impairment of $9.9 million related to a fire at one of its subsidiaries. Excluding the asset impairment, gross profit for 2017 would have been $168.2 million, or 11.5 percent of net sales. After adjusting for the asset impairment, gross profit as a percent of net sales improved from manufacturing efficiencies and plant capacity utilization driven by higher net sales volumes. These efficiencies were partially offset by timing of passing on higher raw material costs to customers in the first half of 2017.

SG&A expenses for the fourth quarter of 2017 were $35.1 million, compared to $37.3 million for the comparable prior year period. As a percentage of net sales, SG&A was 9.3 percent, as compared to 12.1 percent for the comparable prior year period. The decrease in SG&A expenses was the result of management's continuing efforts to reduce costs.

SG&A expenses for the full year 2017 were $150.7 million, compared to $145.0 million for the comparable prior year period. As a percentage of net sales, SG&A was 10.3 percent for the year ended December 31, 2017, compared to 11.5 percent for the prior year. The increase in SG&A expenses was driven by non-recurring legal fees and an accrued contingent liability of $6.5 million for a legal judgment in 2017. After adjusting for the accrued liability, SG&A expenses for 2017 would have been 9.8 percent of net sales.

For the fourth quarter of 2017, research and development (R&D) expenses were $2.4 million, or 0.6 percent of net sales, and royalty expense was $2.7 million, or 0.7 percent of net sales, each of which remained relatively flat as a percentage of net sales compared to the prior year period.

For the full year 2017, R&D expenses were $10.3 million, or 0.7 percent of net sales, and royalty expense was $10.5 million, or 0.7 percent of net sales, each of which remained relatively flat as a percentage of net sales compared to the prior year.

Loss from operations for the fourth quarter of 2017 was $4.9 million, or 1.3 percent of net sales, compared to a loss of $9.7 million, or 3.2 percent of net sales, for the fourth quarter of 2016, an improvement of 49.1 percent. Excluding the asset impairment of $9.9 million, income from operations for the fourth quarter of 2017 was $5.0 million, or 1.3 percent of net sales.

Loss from operations for the full year 2017 was $13.2 million, or 0.9 percent of net sales, compared to a loss of $25.0 million, or 2.0 percent of net sales, for 2016, an improvement of 47 percent. Excluding both the asset impairment of $9.9 million and the accrued contingent liability of $6.5 million, income from operations for the full year 2017 was $3.2 million, or 0.2 percent of net sales.

Loss on senior note repurchase was $18.6 million for both the fourth quarter of 2017 and full year 2017. The loss was in connection with the completion of a tender offer settlement and redemption of all of the company's outstanding $400.0 million principal amount of 6.875 percent senior secured notes due in 2020.

For the fourth quarter of 2017, interest expense was $7.7 million versus $7.3 million in the comparable prior year period. Foreign exchange loss was $2.0 million in the fourth quarter of 2017 versus a gain of $1.1 million in the comparable period in 2016. Other income was $2.7 million in the fourth quarter of 2017 versus $1.9 million in the same quarter of 2016.

For the full year 2017, interest expense was $30.2 million versus $32.5 million in the comparable prior year period. Foreign exchange loss was $2.0 million in 2017 versus a gain of $8.6 million in the same period in 2016. Other income was $11.1 million in 2017 versus $12.5 million in the same period in 2016.

The provision for income taxes was $5.2 million for the fourth quarter of 2017, compared to a $0.7 million provision in the comparable prior year period. As a result, the fourth quarter net loss applicable to common shareholders was $32.7 million, equal to $(0.55) per basic and diluted share, compared to a loss of $14.7 million, equal to $(0.27) per basic and diluted share, in the comparable prior year period. The fourth quarter 2017 adjusted net loss attributable to Titan was $5.7 million, equal to $(0.10) per basic and diluted share, compared to a loss of $13.6 million, equal to $(0.25) per basic and diluted share, in the comparable prior year period.

The provision for income taxes was $11.2 million for the full year 2017, compared to $3.3 million in the comparable prior year period. As a result, the full year net loss applicable to common shareholders was $66.4 million, equal to $(1.12) per basic and diluted share, compared to a loss of $47.2 million, equal to $(0.87) per basic and diluted share, in the comparable prior year period. The full year 2017 adjusted net loss attributable to Titan was $28.9 million, equal to $(0.49) per basic and diluted share, compared to a loss of $37.6 million, equal to $(0.70) per basic and diluted share, in the comparable prior year period. The company utilizes adjusted net loss attributable to Titan, a non-GAAP measure, as a means to measure its operating performance. A reconciliation of adjusted net loss attributable to Titan to net loss applicable to common shareholders can be found at the end of this release.

EBITDA was $10.2 million for the fourth quarter of 2017 versus $8.3 million in the comparable prior year period. EBITDA was $54.4 million for the full year 2017 versus $55.8 million in the comparable prior year period, a 2.5 percent decrease. Adjusted EBITDA was $22.1 million for the fourth quarter of 2017 versus $7.1 million in the comparable prior year period, a 211.0 percent increase. Adjusted EBITDA was $72.8 million for the full year 2017 versus $47.3 million in the comparable prior year period, a 54.0 percent increase. The company utilizes EBITDA and adjusted EBITDA, non-GAAP measures, as a means to measure its operating performance. A reconciliation of net loss to EBITDA and adjusted EBITDA can be found at the end of this release.

Financial Condition

Net cash used for operations for the year ended December 31, 2017, was $1.3 million, compared to net cash provided by operations of $43.5 million for the comparable prior year period. Capital expenditures were $32.6 million for the full year 2017 versus $41.9 million for the comparable prior year period.

Principal and dividend payments of $56.3 million were paid during the year ended December 31, 2017. The company ended 2017 with total cash and cash equivalents of $143.6 million. Long-term debt at December 31, 2017, was $407.2 million, compared to $408.8 million at December 31, 2016. Short-term debt was $43.7 million at December 31, 2017, versus $97.4 million at December 31, 2016. Net debt (total debt less cash, cash equivalents, and certificates of deposit) was $307.3 million at December 31, 2017, versus $308.3 million at December 31, 2016.

Teleconference and Webcast

Titan will be hosting a teleconference and webcast to discuss the fourth quarter financial results on Friday, February 23, 2018, at 9 a.m. Eastern Time.

The real-time, listen-only webcast can be accessed on our website at www.titan-intl.com within the “Investor Relations” page under the “News & Events” menu (https://ir.titan-intl.com/news-and-events/events/default.aspx). Listeners should access the website at least 15 minutes prior to the live event to download and install any necessary audio software.

A webcast replay of the teleconference will be available on our website (https://ir.titan-intl.com/news-and-events/events/default.aspx) soon after the live event.

In order to participate in the real-time teleconference, with live audio Q&A, participants in the U.S. should dial (888) 347-5307, participants in Canada should dial (855) 669-9657, and other international callers should dial (412) 902-4283.

Safe Harbor Statement
This press release contains forward-looking statements. These forward-looking statements are covered by the "Safe Harbor for Forward-Looking Statements" provided by the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “anticipate,” “plan,” “would,” “could,” “potential,” “may,” “will,” and other similar expressions are intended to identify forward-looking statements, which are generally not historical in nature. These forward-looking statements are based on our current expectations and beliefs concerning future developments and their potential effect on us. Although we believe the assumptions upon which these forward-looking statements are based are reasonable, these assumptions are subject to significant risks and uncertainties, and are subject to change based on various factors, some of which are beyond Titan International, Inc.'s control. As a result, any of these assumptions could prove to be inaccurate and the forward-looking statements based on these assumptions could be incorrect. The matters discussed in these forward-looking statements are subject to risks, uncertainties, and other factors that could cause actual results and trends to differ materially from those made, projected, or implied in or by the forward-looking statements depending on a variety of uncertainties or other factors including, but not limited to, the effect of a recession on the company and its customers and suppliers; changes in the company’s end-user markets into which the company sells its products as a result of world economic or regulatory influences or otherwise; changes in the marketplace, including new products and pricing changes by the company’s competitors; unfavorable outcomes of legal proceedings; availability and price of raw materials; levels of operating efficiencies; the effects of the company's indebtedness and its compliance with the terms thereof; actions of domestic and foreign governments; geopolitical and economic uncertainties relating to the countries in which the company operates or does business; risks associated with acquisitions, including difficulty in integrating operations and personnel, disruption of ongoing business, and increased expenses; fluctuations in currency translations; risks associated with environmental laws and regulations; risks relating to financial reporting, internal controls, tax accounting, and information systems; and the other risks and factors detailed in the company’s periodic reports filed with the Securities and Exchange Commission, including the disclosures under "Risk Factors" in those reports. These forward-looking statements are made only as of the date hereof. The company cautions that any forward-looking statements included in this press release are subject to a number of risks and uncertainties, and the company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, changed circumstances or future events, or for any other reason.

About Titan
Titan International, Inc. (NYSE: TWI) is a leading global manufacturer of off-highway wheels, tires, assemblies, and undercarriage products. Headquartered in Quincy, Illinois, the company globally produces a broad range of products to meet the specifications of original equipment manufacturers (OEMs) and aftermarket customers in the agricultural, earthmoving/construction, and consumer markets.

Titan International, Inc.
Condensed Consolidated Statements of Operations
Amounts in thousands, except per share data

	Three months ended		Twelve months ended
	December 31,		December 31,
	2017	2016	2017	2016
	(unaudited)	(unaudited)

Net sales	$376,034	$307,294	$1,468,922	$1,265,497
Cost of sales	330,795	275,365	1,300,727	1,126,633
Asset impairment	9,917	—	9,917	—
Gross profit	35,322	31,929	158,278	138,864
Selling, general and administrative expenses	35,123	37,276	150,676	144,988
Research and development expenses	2,394	2,181	10,302	9,971
Royalty expense	2,745	2,168	10,484	8,856
Loss from operations	(4,940)	(9,696)	(13,184)	(24,951)
Interest expense	(7,651)	(7,331)	(30,229)	(32,539)
Loss on senior note repurchase	(18,646)	—	(18,646)	—
Foreign exchange gain (loss)	(2,006)	1,147	(1,958)	8,550
Other income	2,743	1,934	11,141	12,466
Loss before income taxes	(30,500)	(13,946)	(52,876)	(36,474)
Provision for income taxes	5,239	703	11,203	3,281
Net loss	(35,739)	(14,649)	(64,079)	(39,755)
Net loss attributable to noncontrolling interests	(5,461)	(1,051)	(4,037)	(2,150)
Net loss attributable to Titan	(30,278)	(13,598)	(60,042)	(37,605)
Redemption value adjustment	(2,412)	(1,081)	(6,393)	(9,556)
Net loss applicable to common shareholders	$(32,690)	$(14,679)	$(66,435)	$(47,161)

Earnings per common share:
Basic	$(.55)	$(.27)	$(1.12)	$(.87)
Diluted	$(.55)	$(.27)	$(1.12)	$(.87)
Average common shares and equivalents outstanding:
Basic	59,618	53,978	59,340	53,916
Diluted	59,618	53,978	59,340	53,916

Dividends declared per common share:	$.005	$.005	$.02	$.02

Segment Information
Amounts in thousands

	Three months ended		Twelve months ended
	December 31,		December 31,
	2017	2016	2017	2016
	(unaudited)	(unaudited)
Net sales
Agricultural	$165,903	$145,216	$690,238	$583,324
Earthmoving/construction	165,864	122,640	608,894	524,289
Consumer	44,267	39,438	169,790	157,884
	$376,034	$307,294	$1,468,922	$1,265,497

Titan International, Inc.
Condensed Consolidated Balance Sheets
Amounts in thousands, except share data

	December 31, 2017	December 31, 2016

Assets
Current assets
Cash and cash equivalents	$143,570	$147,827
Certificates of deposit	—	50,000
Accounts receivable (net of allowance of $2,974 and $3,344, respectively)	226,703	179,384
Inventories	339,836	272,236
Prepaid and other current assets	73,084	79,734
Total current assets	783,193	729,181
Property, plant and equipment, net	421,248	437,201
Deferred income taxes	3,779	4,663
Other long-term assets	81,892	94,851
Total assets	$1,290,112	$1,265,896

Liabilities
Current liabilities
Short-term debt	$43,651	$97,412
Accounts payable	195,497	148,255
Other current liabilities	133,774	120,437
Total current liabilities	372,922	366,104
Long-term debt	407,171	408,760
Deferred income taxes	13,545	13,183
Other long-term liabilities	73,197	80,161
Total liabilities	866,835	868,208

Redeemable noncontrolling interest	113,193	104,809

Equity
Titan stockholders' equity
Common stock ($0.0001 par, 120,000,000 shares authorized, 60,715,356 issued at December 2017 and 55,253,092 shares issued at December 2016)	—	—
Additional paid-in capital	531,708	479,075
Retained earnings (deficit)	(44,022)	17,214
Treasury stock (at cost, 914,797 shares at December 2017 and 1,083,212 shares at December 2016)	(8,606)	(10,119)
Stock reserved for deferred compensation	(1,075)	(1,075)
Accumulated other comprehensive loss	(157,076)	(188,278)
Total Titan stockholders’ equity	320,929	296,817
Noncontrolling interests	(10,845)	(3,938)
Total equity	310,084	292,879
Total liabilities and equity	$1,290,112	$1,265,896

Titan International, Inc.
Condensed Consolidated Statements of Cash Flows
All amounts in thousands

	Twelve months ended
	December 31,
Cash flows from operating activities:	2017	2016
Net loss	$(64,079)	$(39,755)
Adjustments to reconcile net loss to net cash provided by (used for) operating activities:
Depreciation and amortization	58,444	59,768
Asset impairment	9,917	—
Deferred income tax provision	785	(680)
Loss on note repurchase	18,646	—
Stock-based compensation	1,539	1,993
Issuance of treasury stock under 401(k) plan	540	518
Foreign currency translation loss	5,258	9,734
(Increase) decrease in assets:
Accounts receivable	(38,478)	4,007
Inventories	(55,562)	7,992
Prepaid and other current assets	9,277	(16,718)
Other long-term assets	15,134	(109)
Increase (decrease) in liabilities:
Accounts payable	37,584	20,953
Other current liabilities	9,522	3,635
Other liabilities	(9,816)	(7,838)
Net cash provided by (used for) operating activities	(1,289)	43,500
Cash flows from investing activities:
Capital expenditures	(32,626)	(41,948)
Certificates of deposit	50,000	(50,000)
Other	993	2,222
Net cash provided by (used for) investing activities	18,367	(89,726)
Cash flows from financing activities:
Proceeds from borrowings	447,639	17,285
Repurchase of senior secured notes	(415,395)	—
Payment on debt	(55,160)	(22,634)
Dividends paid	(1,167)	(1,081)
Net cash used for financing activities	(24,083)	(6,430)
Effect of exchange rate changes on cash	2,748	295
Net decrease in cash and cash equivalents	(4,257)	(52,361)
Cash and cash equivalents, beginning of year	147,827	200,188
Cash and cash equivalents, end of year	$143,570	$147,827

Supplemental information:
Interest paid	$38,164	$34,380
Income taxes paid, net of refunds received	$4,594	$5,463
Non-cash investing and financing information:
Issuance of common stock for convertible debt payment	$58,460	$—

Titan International, Inc.
Reconciliation of GAAP to Non-GAAP Financial Measures (Unaudited)
Amounts in thousands, except earnings per share data

The company reports its financial results in accordance with generally accepted accounting principles in the United States (GAAP). These supplemental schedules provide a quantitative reconciliation between each of adjusted net loss attributable to Titan, EBITDA, and adjusted EBITDA, each of which is a non-GAAP financial measure and the most directly comparable financial measures calculated and reported in accordance with GAAP.

We present adjusted net loss attributable to Titan, EBITDA and adjusted EBITDA as we believe that they assist investors with analyzing our business results. In addition, management reviews each of these non-GAAP financial measures in order to evaluate the financial performance of each of our segments, as well as the company’s performance as a whole. We believe that the presentation of these non‑GAAP financial measures will permit investors to assess the performance of the company on the same basis as management.

Adjusted net loss attributable to Titan, EBITDA and adjusted EBITDA should be considered supplemental to, not a substitute for, the financial measures calculated in accordance with GAAP. One should not consider these measures in isolation or as a substitute for our results reported under GAAP. These measures have limitations in that they do not reflect all of the costs associated with the operations of our businesses as determined in accordance with GAAP. In addition, these measures may be calculated differently than non-GAAP financial measures reported by other companies, limiting their usefulness as comparative measures. We attempt to compensate for these limitations by analyzing results on a GAAP basis as well as a non-GAAP basis, prominently disclosing GAAP results and providing reconciliations from GAAP results to non-GAAP results.

The table below provides a reconciliation of adjusted net loss attributable to Titan to net loss applicable to common shareholders, the most directly comparable GAAP financial measure, for each of the three and twelve month periods ended December 31, 2017 and 2016.

	Three months ended		Twelve months ended
	December 31,		December 31,
	2017	2016	2017	2016

Net loss applicable to common shareholders	$(32,690)	$(14,679)	$(66,435)	$(47,161)
Remove redemption value adjustment	(2,412)	(1,081)	(6,393)	(9,556)

Adjustments:
Contingency accrual	—	—	6,500	—
Debt termination expense	18,646	—	18,646	—
Asset impairment, net of noncontrolling interests portion	5,950	—	5,950	—

Adjusted net loss attributable to Titan	$(5,682)	$(13,598)	$(28,946)	$(37,605)

Adjusted earnings per common share:
Basic	$(0.10)	$(0.25)	$(0.49)	$(0.70)
Diluted	$(0.10)	$(0.25)	$(0.49)	$(0.70)

Average common shares and equivalents outstanding:
Basic	59,618	53,978	59,340	53,916
Diluted	59,618	53,978	59,340	53,916

The table below provides a reconciliation of net loss to EBITDA and adjusted EBITDA, non-GAAP measures, for each of the three and twelve month periods ended December 31, 2017 and 2016.

	Three months ended		Twelve months ended
	December 31,		December 31,
	2017	2016	2017	2016

Net loss	$(35,739)	$(14,649)	$(64,079)	$(39,755)
Adjustments:
Provision for income taxes	5,239	703	11,203	3,281
Interest expense	7,651	7,331	30,229	32,539
Debt termination expense	18,646	—	18,646	—
Depreciation and amortization	14,415	14,879	58,444	59,768
EBITDA	$10,212	$8,264	$54,443	$55,833
Adjustments:
Contingency accrual	—	—	6,500	—
Foreign exchange gain (loss)	2,006	(1,147)	1,958	(8,550)
Asset impairment	9,917	—	9,917	—
Adjusted EBITDA	$22,135	$7,117	$72,818	$47,283